STATEMENT OF AMENDMENT TO THE
WASHINGTON REAL ESTATE INVESTMENT TRUST
DEFERRED COMPENSATION PLAN FOR OFFICERS

The Washington Real Estate Investment Trust Deferred Compensation Plan for Officers (the “Plan”) shall be amended, as set forth below, to clarify the application of certain provisions of the Plan, effective as of the date such original provisions first became operative.

1.	Section 1.4 is modified in its entirety to read as follows:

1.4    “Change in Control” means an occasion upon which (i) any one person, or more than one person acting as a group (within the meaning of Section 409A of the Code) other than a trustee or other fiduciary holding securities under an employee benefit plan of the Trust or a corporation controlled by the Trust, acquires securities of the Trust representing 40% or more of the combined voting power of the Trust's then outstanding securities (or has acquired securities representing 40% or more of the combined voting power of the Trust's then outstanding securities during the 12-month period ending on the date of the most recent acquisition of Trust securities by such person); or (ii) during any period of twelve (12) consecutive months (not including any period prior to the adoption of this Plan), individuals who at the beginning of such period constitute the Board and any new trustee (other than a trustee designated by a person who has entered into an agreement with the Trust to effect a transaction described in clauses (i) or (iii) of this Paragraph) whose election by the Board or nomination for election by the Trust's shareholders was approved by a vote of at least a majority of the trustees then still in office who either were trustees at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof; or (iii) any of (a) the Trust consummates a merger, consolidation, reorganization, recapitalization or statutory share exchange (a “Business Combination”), if, as a result of such Business Combination any one person, or more than one person acting as a group (within the meaning of Section 409A of the Code), acquires securities of the Trust that, together with securities of the Trust already held by such person or group, represents more than fifty percent (50%) of the total fair market value or total voting power of the securities of the Trust, as applicable, (b) the liquidation of the Trust, or (c) the acquisition by any one person, or more than one person acting as a group (within the meaning of Section 409A of the Code), during the 12-month period ending on the date of the most recent acquisition by such person or persons, of assets of the Trust that have a total gross fair market value of more than fifty percent (50%) of the total gross fair market value of all of the assets of the Trust, immediately before such acquisition or acquisitions. For purposes of this provision, “gross fair market value” means the value of the assets of the Trust, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets. This definition of Change in Control shall be interpreted and administered in a manner consistent with Section 409A of the Code and the regulations and additional guidelines thereunder.

2.	Section 1.26 is modified by the amendment of the first sentence to read as follows:

“Unforeseeable Emergency “means a severe financial hardship of the Participant or Beneficiary, resulting from an illness or accident of the Participant or Beneficiary, the Participant's spouse, or the Participant's dependent (as defined in Section 152(a) of the Code); loss of the Participant's or Beneficiary's property due to casualty (including the need to rebuild a home following damage to a home not otherwise covered by insurance, for example, as a result of a natural disaster); or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant or Beneficiary, as described in regulations issued under Section 409A of the Code, as determined by the Committee.

3.	Section 3.1.2 is modified by the restatement of the second sentence thereof to read as follows:

A Participant's election will automatically terminate as of (i) the end of the Plan Year to which the election relates, or (ii) the date of the Participant's termination of employment, since no additional services will be performed after such dates to which an ongoing election would relate. However the prior election will remain in effect in respect of any Fees attributable to services performed by the Participant prior to the end of the Plan Year to which the election relates or prior to the date of the Participant's termination of employment, as the case may be.

4.	Section 3.2.2 is modified by the restatement of the second sentence thereof as follows:

A Participant's election will automatically terminate as of (i) the end of the Plan Year to which the election relates, or (ii) the date of the Participant's termination of employment, since no additional services will be performed after such dates to which an ongoing election would relate. However the prior election will remain in effect in respect of any Fees attributable to services performed by the Participant prior to the end of the Plan Year to which the election relates or prior to the date of the Participant's termination of employment, as the case may be.